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                                    RANDGOLD
                               R E S O U R C E S


FOR IMMEDIATE RELEASE
                                                  For further information call:
                                         (CEO) Mark Bristow on +44 779 775 2288


                      RANDGOLD RESOURCES CLOSES OUT HEDGES

LONDON, 3 SEPTEMBER 2002 - Randgold Resources, the gold mining and exploration business listed on the London Stock Exchange and Nasdaq, announced today that it had closed out 148 500 ounces of call option commitments for the year 2004. The only remaining hedges associated with the company are now those which form part of the financing structure for Morila, its joint-venture mine in Mali.

Chief executive Dr Mark Bristow said the unwinding of the call options was in line with the company's strategy of maintaining the fullest possible exposure to the gold price. "We're fundamentally not hedgers, other than in those cases where revenue streams need to be protected on capital projects or debt finance," he said

The call option commitments, which had an average strike price of US$353 per ounce, were closed out at a net cost of US$2 million, payable in 2004. As these commitments had in the past been valued on a marked-to-market basis, this cost has already been provided for in prior quarters. The Morila financial instruments are substantially fully matched hedges, so that their impact on the company's income statement has effectively been eliminated.


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                                 Issued on behalf of Randgold Resources Limited
[GRAPHIC OMITTED]                                     by du Plessis Associates.
                          dPA contact Kathy du Plessis on Tel: 27(11) 728 4701,
                   mobile: (0)83 266 5847 or e-mail randgoldresources@dpapr.com

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                                   DISCLAIMER:
   Statements made in this release with respect to Randgold Resources' current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Randgold Resources. These statements are based on management's assumptions and beliefs in light of the information currently available to it.
      Randgold Resources cautions you that a number of important risks and uncertainties could cause actual results to differ materially from those discussed in the forward-looking statements, and therefore you should not place undue reliance on them. The potential risks and uncertainties include, among others, risks associated with: fluctuations in the market price of gold, gold production at Morila, estimates of reserves and mine life and liabilities arising from the closure of Syama. Randgold Resources assumes no obligation to update information in this release.